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                                                        Exhibit 10(p)



Employment Agreement dated March 1, 1995 between Baxter Tube Company and Dennis Kelly
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                                                                Exhibit 10(p)




                              EMPLOYMENT AGREEMENT
                              --------------------

                 THIS AGREEMENT is made and entered into as of the 1st day of March, 1995, by and between Baxter Tube Company, an Ohio Corporation ("Employer") and Dennis H. Kelly ("Executive").


                                    RECITALS
                                    --------

                 1. Employer is a wholly-owned subsidiary of The Tranzonic Companies ("Tranzonic").

                 2. For the purpose of this Agreement, the term "Companies" shall mean, collectively, Tranzonic and each corporation, including Employer, which is now or hereafter shall become a subsidiary of Tranzonic, together with their respective successors and assigns.

                 3. Employer desires to employ Executive as a Vice President and Chief Operating Officer, and Executive is willing to accept such employment all in accordance with the terms and conditions of this Agreement.

                 4. Through employment with Employer, Executive has gained and will continue to gain extensive and valuable knowledge of the business of the Companies, including without limitation the Companies' methods and plans for doing business and certain other proprietary information in respect of the Companies, all of which to the extent not made public by the Companies constitute confidential information subject to the Companies' proprietary rights therein.

                 5. The parties previously entered into an Employment Agreement, as amended and restated. This Agreement restates, supersedes and replaces the prior agreements between the parties concerning Executive's employment by Employer.


                 NOW THEREFORE, in consideration of the premises, mutual agreements and covenants herein contained, the parties hereto agree as follows:

                 1. EMPLOYMENT OF EXECUTIVE. Employer hereby employs Executive to serve as Vice President and Chief Operating Officer for the term, and upon the terms and conditions, hereinafter set forth. Executive hereby accepts such employment.

                 2.       DUTIES AND RESPONSIBILITIES.

                          (a)     GENERAL.    Subject to Section 2(b), during
the term of employment hereunder, Executive will have (i) general responsibility for the operation of Employer, including without limitation, administration, planning, staffing, manufacturing, sales, marketing and overall day-to-day operations, and (ii) such other responsibilities and
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duties as Employer's Group Vice President, its Chief Executive Officer and/or
its Board of Directors from time to time may assign to him and which are consistent with his position.

                          (b)     CHANGES IN RESPONSIBILITIES.    Executive's
performance hereunder is, and at all times will be, subject to the direction of Employer's Group Vice President, its Chief Executive Officer and/or its Board of Directors, any of whom may modify, increase or decrease the scope of Executive's responsibilities and/or authority as they may from time to time deem necessary or desirable and in the best interests of Employer; provided, however, that no such change shall require Executive to perform duties not generally assigned to management employees or require Executive to be absent from Northern Ohio on a regular and frequent basis.

                          (c)     TRAVEL REQUIREMENTS.    From time to time in
the course of employment hereunder Executive may be required to travel on Employer's behalf, provided that such travel shall be limited to that which is reasonably necessary for the performance by Executive of his duties hereunder. Executive shall not be required to relocate his residence.

                          (d)     STANDARDS OF PERFORMANCE AND CONDUCT.
Executive shall perform his duties and responsibilities diligently, in good faith, in a manner he believes reasonably to be in the best interest of the Companies and consistent with Employer's policies and practices, and with the highest degree of loyalty, care, attention and energy that an executive of a corporation, similarly situated as Employer, would use under similar circumstances. During the term of this Agreement, Executive shall not engage in conduct, whether acting in his capacity as an executive of Employer or otherwise, which in a material way could reflect adversely upon any of the Companies, their businesses, management or goodwill.

                 3.       TIME COMMITMENT.

                          (a)     FULL-TIME POSITION.    Executive understands,
acknowledges, and agrees that the position for which he is employed hereunder is a "full-time" position (subject to excused absences and vacations). During the term of employment hereunder, Executive shall devote his entire business time, attention and energy to Employer's business as is commensurate with the position of an executive of a corporation similarly situated to Employer and, in any event, shall devote such time as may be necessary for the full and faithful performance of his duties and responsibilities hereunder.

                          (b)     OTHER ACTIVITIES.    Executive understands
and acknowledges that (i) the commitments of time, energy and effort required by Employer of its executives are substantial and likely to preclude such executives from engaging in certain other activities, and (ii) the executives of Employer, whether or not acting in such capacity, are representatives of Employer's goodwill and name. Executive further understands and acknowledges that, in recognition of the foregoing, Employer maintains an executive personnel policy which generally precludes its executives from engaging in Outside Business Activities (as hereinafter defined), or using their business skills, experience or time, for commercial purposes unrelated to the business of the Companies. Accordingly, during the term of his employment hereunder, Executive agrees that without Employer's prior written consent, he shall not be engaged in any Outside Business Activity other than (i) passive

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financial investments in any business enterprise (subject to Section 7 hereof), provided that Executive is not required to perform any services for or on behalf of such enterprise and that Executive does not participate in the management or control of such enterprise, and (ii) such other activities, if any, as are identified on Exhibit A hereto. For purposes of this Agreement, the term "Outside Business Activities" means any activity performed for any current or future anticipated pecuniary or economic benefit for any person or entity (including Executive) other than the Companies and other than for any not-for-profit, charitable or trade organization.

                 4.       TERM OF EMPLOYMENT.    Subject to earlier termination
as provided herein, Executive's employment hereunder shall be for a term commencing on March 1, 1995, and ending on February 28, 1998, inclusive; provided that such term shall be automatically extended for successive renewal terms of one year each unless either party shall have given written notice to the other at least 360 days prior to the expiration of the initial or renewal term then in effect that such party elects not to renew the term of Executive's employment for an additional renewal term upon expiration of the initial or renewal term then in effect.

                 5.       COMPENSATION AND BENEFITS.    As full compensation
and consideration for his services, time commitments and covenants hereunder, Executive shall, subject to Sections 6 and 8 hereof, be entitled to compensation as follows:

                          (a)     BASE SALARY.    During the term of employment
hereunder, other than during periods of Disability (as defined in Section 6 hereof) and periods, if any, of mutually agreed leave without pay, Executive shall be entitled to receive a fixed salary ("Base Salary"), payable in weekly installments, equal to $120,000 on an annualized basis (subject to upward adjustments, if any, as hereinafter provided). It is understood and agreed that periodically (at least one time during each twelve-month period during the term of Executive's employment beginning on each July 1 and ending on the next June 30) the Compensation Committee of Tranzonic's Board of Directors will review the then current level of Executive's Base Salary and may recommend an increase thereof to Tranzonic's and Employer's Boards of Directors, as such Compensation Committee may deem appropriate. Tranzonic's Board of Directors may, in its sole discretion, approve or disapprove any increase so recommended. If the Board of Directors approves an increase in Executive's Base Salary, then on the date on which such increase is to be effective (as determined by the Board of Directors), this Section 5(a) shall be amended automatically to provide for an increased Base Salary without any further action on the part of the parties hereto.

                          (b)     EXECUTIVE BENEFIT, INSURANCE AND WELFARE
PLANS.    During the term of his employment hereunder, Executive shall be entitled to participate in such employee benefit, insurance and welfare plans as Employer from time to time may provide or sponsor for the benefit of all of its employees or Tranzonic may from time to time provide or sponsor for all executives of the Companies on a nondiscretionary basis, subject to and on the terms and conditions of participation contained in such plans (including, without limitation, terms and conditions in respect of eligibility and benefit limitations).

                          (c)     DISABILITY COMPENSATION.    During periods of
Disability (as defined in Section 6 hereof), Executive shall be entitled to such compensation as is provided for in Section 6 hereof.





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                          (d)     VACATIONS.    Executive shall be entitled to
such reasonable vacation time, with pay, as Executive and Employer from time to time mutually may agree.

                          (e)     BUSINESS EXPENSES.    Executive is authorized
to incur reasonable and necessary expenses for promoting the business of Employer, including business travel, business meals and lodging, entertainment and similar expenses. Employer shall reimburse Executive for all such reasonable expenses upon presentation by Executive of itemized accounts of such expenditures.

                          (f)     ANNUAL INCENTIVE PLAN.    In addition to the
Base Salary provided in Section 5(a), annually Executive shall be eligible to receive an incentive bonus (the "Incentive Amount") based upon Employer's net income before federal income taxes for each Annual Period. The term "Annual Period" shall mean the period commencing March 1, 1995 and ending on the last day of February, 1996 and each successive twelve-month period thereafter during which Executive shall be employed hereunder. The calculation of the Incentive Amount shall be made in accordance with the terms set forth in Exhibit B hereto. Payment of the Incentive Amount, if any, shall be made no later than 75 days following the Annual Period.

                 (6)      DEATH OR DISABILITY.

                          (a)     DEATH.    In the event of Executive's death
occurring during the term of this Employment Agreement, this Agreement shall be terminated and Executive's estate shall be entitled to no further Base Salary, Incentive Amount or other compensation, privileges or benefits hereunder except as to that portion of any unpaid Base Salary or portion of any Incentive Amount accrued and earned by Executive hereunder up to and including the day of death and except for such amounts, if any, as are payable upon Executive's death under benefit plans provided by Employer.

                          (b)     DISABILITY.    If, during the term of this
Employment Agreement, Executive shall become disabled (herein defined), Employer shall pay Executive in lieu of any other compensation payable under this Agreement:

                                  (i)      For the first consecutive one
                                           hundred eighty (180) day period of
                                           disability--the full amount of
                                           compensation and benefits that would
                                           have been payable to Executive
                                           pursuant to the provisions of
                                           Section 5 hereof, in the same manner
                                           and to the same extent as if he had
                                           not been disabled, subject, however,
                                           to an appropriate proration of the
                                           Incentive Amount to reflect that the
                                           amount of compensation payable
                                           hereunder shall be calculated in
                                           such a manner as shall include only
                                           such portion of any Annual Periods
                                           during which compensation shall be
                                           payable hereunder to Executive; and





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                                  (ii)     Thereafter--nothing, except for such
                                           amounts, if any, as are payable upon
                                           Executive's disability under benefit
                                           plans provided by Employer.

                          If, after a period of disability, Executive
completely shall resume his employment duties for a continuous period in excess of one hundred eighty (180) days and thereafter shall again become disabled (whether by reason of the same or a different cause), he shall be entitled to receive the payments provided for hereunder to the same extent and in the same manner as if his employment had not been interrupted by the initial period of disability. If, however, during the period of one hundred eighty (180) days following such resumption of his duties, Executive shall again become disabled (whether by reason of the same or a different cause) payments during such subsequent disability shall be in such amounts and for such period of time as if Executive had not resumed his duties and the period of subsequent disability had been tacked onto and become a part of the initial period of disability.

                          For the purpose of this Section 6, "disability" and
"disabled" shall mean such physical or mental impairment of Executive as shall result in his inability to perform the duties required to be performed by him hereunder.

                          Except to the extent provided in this Section 6, all
payments of compensation to Executive shall be abated during the period of his disability. If such period of disability shall continue for one hundred eighty
(180) consecutive days, Employer shall have the right and option, on ten days' notice to Executive, to terminate his Agreement and Executive's employment with the Employer.

                          (c)     COOPERATION.    Executive shall take such
steps as are required reasonably by, and shall cooperate with, Employer for purposes of determining the existence and duration of periods of any disability.

                 7.       COMPETITIVE ACTIVITIES, PROPRIETARY INFORMATION AND
BUSINESS OPPORTUNITIES.    Executive recognizes and acknowledges that as Chief
Operating Officer of Employer prior to the date of this agreement and a Chief Operating Officer prior thereto of J.C. Baxter Co., the assets of which were acquired by Employer, Executive has developed and acquired access to confidential and proprietary information of the Companies; that from and after the date hereof he will acquire and have access to other confidential and proprietary information; and that such information is highly confidential and, if revealed to outside sources, would seriously and adversely affect the Companies' business.

                          (a)     PROPRIETARY INFORMATION.    Executive agrees
that during the term of his employment hereunder and at all times thereafter, directly or indirectly, he will not make known, divulge, furnish, make available or use, other than in the course of his employment hereunder, any invention, product, process, apparatus or design of any of the Companies or any knowledge or information in respect thereof, or any other trade secret or confidential information of any of the Companies (including, without limitation, proprietary business methods and techniques, manufacturing processes, accounting and security control procedures, sales catalogues, order books, promotional and instructional materials, customer





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lists and other selling and/or marketing information), all of which have been developed or purchased by the Companies through substantial effort and investment and of which Executive has knowledge solely as a result of his employment by Employer and J.C. Baxter Co.

                          (b)     HIRING AWAY EMPLOYEES.    Executive agrees
that at any time during the term of his employment hereunder or for a period of two years thereafter, directly or indirectly, he will not solicit, attempt to solicit, induce, or cause any person who is an employee, representative or agent of the Companies to terminate such person's employment with the Companies. Executive further agrees that at any time during the term of his employment hereunder or for two years thereafter, he will not employ, engage or retain the services of, or attempt to employ, engage or retain the services of, any person who was an employee, agent, or representative of the Companies at any time during the 365-day period immediately preceding the date on which such person was engaged or employed or solicited by Executive for engagement or employment.

                          (c)     BUSINESS OPPORTUNITIES.    During the term of
his employment hereunder and for a period of three years thereafter, Executive, directly or indirectly, whether in his individual capacity or as an investor or participant in or an employee, agent or representative or any business enterprise, shall not:

                                  (i)      solicit, divert, entice, take away
                                           or interfere with or attempt to
                                           solicit, divert, entice, take away
                                           or interfere with any of the
                                           Companies' businesses, patronage,
                                           customers or orders, provided,
                                           however, that Executive shall not be
                                           precluded from the solicitation of
                                           customers of the Companies' for
                                           products or services which are not
                                           competitive in any material respect
                                           with the businesses of any of the
                                           Companies at such time.

                                  (ii)     engage or participate in, or
                                           finance, aid or be connected with
                                           any commercial enterprise which
                                           competes in any material respect
                                           with any of the businesses of any of
                                           the Companies at such time.

                          (d)     UNFAIR BUSINESS PRACTICES.    Executive shall
not at any time defame or disparage the Companies, their directors, officers, businesses or products nor will Executive engage in any unfair trade practices towards any of the Companies.

                          (e)     REMEDIES UPON BREACH BY EXECUTIVE.
Executive acknowledges, understands and agrees that the covenants contained in this Section 7 are the essence of this Agreement and said covenants shall be construed as independent of any other provision hereof. The existence of any claim or cause of action of Executive against any of the Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Employer of these covenants. Executive further understands, acknowledges and agrees that any violation by him of the covenants herein contained will result in irreparable injury to Employer which cannot be compensated adequately by monetary damages. Accordingly, Executive agrees that any violation by him of the provisions of this





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Section 7, in addition to any other rights and remedies Employer may have, will be the proper subject for immediate, injunctive and other equitable relief to Employer. In the event that it shall be judicially determined that Executive has violated any of the covenants or agreements to be performed and/or observed by him pursuant to this Section, then the period applicable to such covenants or agreements as shall have been so determined to have been violated by Executive shall be extended automatically by that period of time which shall be coextensive with the period during which such violations have occurred.

                 8.       TERMINATION AND FURTHER COMPENSATION.

                          (a)     TERMINATION EVENTS.      The employment of
Executive under this Agreement, and the term hereof, may be terminated at any time, upon mutual agreement by the parties or by the Employer for cause at any time by action of the Board of Directors of the Employer. For purposes hereof the term "cause" shall mean:

                                  (i)      Executive engages in, undertakes or
                                           is party to the commission of
                                           misrepresentation or embezzlement
                                           upon Employer or is convicted of a
                                           crime involving veracity or honesty.

                                  (ii)     Executive breaches any material
                                           provision of this Agreement.

                                  (iii)    Executive fails to perform his
                                           duties, or is grossly negligent in
                                           the performance of these duties
                                           hereunder.

                          (b)     EFFECT OF TERMINATION FOR CAUSE.    In the
event of termination of this Agreement by Employer for cause pursuant to this
Section 8, Executive shall be entitled to no further salary, additional compensation or other benefits under this Agreement.

                          (c)     EFFECT OF TERMINATION WITHOUT CAUSE.    In
the event of the termination of this Agreement by Employer without cause (i.e., other than for reasons specified in Section 8(a)), Executive shall be entitled to his Base Salary and Incentive Amount for the balance of the term of this Agreement; provided, however, that the payments due from Employer shall be reduced by an amount equal to all compensation, bonuses, benefits and similar amounts paid or payable to Executive in respect of any services performed by Executive for any other employer during the term of this Agreement. Notwithstanding any termination of this Agreement by Employer without cause, Executive shall remain bound to observe the provisions of Section 7 hereof, and breach of said Section 7 by Executive shall, in addition to the rights of Employer under Section 7, permit Employer to cease making any further payments pursuant to this Section 8(c).

                          (d)     RETURN OF MATERIALS.    Upon termination of
Executive's employment hereunder, Executive (or in the event of his incapacity or death, his legal representative) immediately will surrender to Employer in good condition, the moneys, merchandise, books, accounts, memoranda, records, keys and other property of whatsoever nature, whether tangible or intangible, which are in Executive's possession and which belong





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to or which may reasonably be considered related to or be, in any way, connected with the businesses of Companies. In the event that said items are not so returned, Employer shall have the right to recover said property and to deduct from any compensation payable to Executive the reasonable value of said items plus all proper and reasonable costs, attorneys' fees and expenses incurred in searching for, taking, removing and recovering said property.

                          (e)     CONTINUATION OF AGREEMENT.    No termination
of Executive's employment hereunder, whether or not such termination is by reason of expiration of the term stated in Section 2 hereof or otherwise, shall terminate the provisions of Section 7 or Section 8(d), which shall continue in full force and effect.

                 9.       MISCELLANEOUS.

                          (a)     GOVERNING LAW.    The laws of the State of
Ohio shall govern the validity, performance and enforcement of this Agreement. If any of the terms or provisions of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it has held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. If the invalidity or unenforceability of any covenant or restriction herein is due to the unreasonableness of the time or geographic area covered, said covenant or restriction nevertheless shall be effective for such period of time and for such geographic area as may be determined by a court of competent jurisdiction.

                          (b)     ASSIGNMENT.    This Agreement may not be
assigned by Employer without the written consent of Executive, except that if Employer shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another entity or person, or if Employer shall assign this Agreement to one of the Companies, this Agreement shall be binding upon and inure to the benefit of the successor or assignee of Employer resulting from such merger, consolidation, transfer or assignment.

                          (c)     COUNTERPARTS.    This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                          (d)     NOTICES.    All notices hereunder shall be in
writing and delivered or mailed by registered or certified mail, return receipt requested, or by private, overnight deliver services (such as Federal Express) as follows:

                                  If to the Employer:

                                  30195 Chagrin Boulevard
                                  Pepper Pike, Ohio  44124;





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                                  If to the Executive:

                                  1854 Langerdale Boulevard
                                  South Euclid, Ohio  44121

Or at such other address as Employer or Executive may hereafter designate in writing.

                          (e)     ENTIRE AGREEMENT.    The foregoing is the
entire Agreement of the parties hereto in respect of the subject matter hereof, and no waiver, amendment or modification hereof shall be valid unless in writing and signed by both parties.

                 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first written above.


                                        EXECUTIVE


                                        /s/ Dennis H. Kelly
                                        -----------------------------------
                                        Dennis H. Kelly


                                        BAXTER TUBE COMPANY


                                        By: /s/ Robert S. Reitman
                                           --------------------------------
                                              Robert S. Reitman, Its
                                              Chief Executive Officer





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